Exhibit 14

Fifth Third Bancorp Issued October 2019 Code of Business Conduct & Ethics

Living Our Core Values Martin Luther King Jr. had a saying that is as relevant today as when he first said it: “The time is always right to do what is right.” This is a fundamental truth that should guide each of us and all of us, every day and in every interaction. Doing the right thing is central to our ability to achieve our Vision to be the One Bank people most value and trust. It’s a commitment that inspires us to create a great customer experience, an engaging workplace and vibrant communities. It is a commitment that forms the bedrock of Fifth Third’s reputation as a respected corporate citizen. And it is a commitment that begins with each Fifth Third employee. Our Code of Business Conduct & Ethics is anchored in Our Fifth Third Compass, including our Core Values: Work as One Bank, Take Accountability, Be Respectful & Inclusive, and Act with Integrity. It outlines the responsibility we have to serve with honesty and integrity, and in compliance with both the letter and the spirit of the law. This important document is intended to serve as a guide to help you understand how to apply our Core Values to the decisions that each of us makes at work. Please take the time to review it, to comply with it and to refer to it regularly. If you ever have any questions about what is the right thing to do in a situation, please raise them, using any of the resources listed throughout the Code. The Code is the foundation of our Ethics program at Fifth Third. This foundation helped Fifth Third to be recognized as one of the 2019 World’s Most Ethical Companies. This honor came from the highly respected Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. It puts us in elite company, as only 128 organizations from around the globe—including only five banks—made the grade. Ethisphere scores companies in five categories: ethics and compliance, culture of ethics, corporate citizenship and responsibility, governance and leadership and reputation. Please work actively, as individuals and as teams, to sustain the kind of culture that is deserving of the trust that our stakeholders place in us. Thank you for doing your part to build on the legacy of integrity that is Fifth Third. Greg D. Carmichael Chairman, President and CEO Fifth Third Bancorp Message from CEO Greg Carmichael Fifth Third Bancorp Code of Business Conduct & Ethics 2

Table of Contents

Ethics at Fifth Third **4**

- Following the Compass 4
- Fifth Third Core Values Test 5
- Employee Responsibilities 6
- Manager Responsibilities 7
- Reporting Concerns 7
- Investigations 8
- Non-Retaliation 8
- Your Reporting Obligations 9
- Interpretations & Waivers 9

1.0 Living Our Core Values for Our Employees **10**

- 1.1 Inclusion & Diversity 11
- 1.2 Discrimination & Harassment 12
- 1.3 A Safe and Healthy Work Environment 13
- 1.4 Alcohol-Free and Drug-Free Workplace – Substance Abuse 13

2.0 Living Our Core Values for Our Customers and Communities **14**

- 2.1 Fair and Honest Business Practices 15
- 2.2 Customer Complaints 16
- 2.3 Preventing Fraud 16
- 2.4 Strengthening Communities 17
- 2.5 Environmental Sustainability 18

3.0 Complying With Laws, Regulations and Policies **19**

- 3.1 Interactions with Auditors, Examiners and Legal Counsel 20
- 3.2 Anti-Money Laundering and Financial Crimes 21
- 3.3 Competition and Antitrust Laws 21
- 3.4 Anti-Bribery and Anti-Corruption 22
- 3.5 Job-Specific Responsibilities 23
- 3.6 Trading Restrictions and the Enterprise Information Wall 23
  - 3.6.1 Trading Restrictions and Ethical Investing 23
  - 3.6.2 Enterprise Information Wall 24
- 3.7 Corporate Travel 25

4.0 Avoiding Conflicts of Interest **26**

- 4.1 Self-Dealing and Fair Competition 28
- 4.2 Personal Finances 29
- 4.3 Outside Employment and Outside Activities 30
- 4.4 Personal Investments 31
- 4.5 Personal Relationships 31
- 4.6 Fiduciary Appointments and Inheritances 32
- 4.7 Gifts and Entertainment 33
  - 4.7.1 Receiving Gifts 33
  - 4.7.2 Giving Gifts and the Foreign Corrupt Practices Act 34
- 4.8 Recommendation of Professionals or Products 35
- 4.9 Use of Suppliers, Vendors or Consultants 35
- 4.10 Political Activities and Government Affairs 36
  - 4.10.1 Running for Office 36
  - 4.10.2 Lobbying and Government Affairs 36
  - 4.10.3 Fifth Third Bancorp Political Action Committee 36
  - 4.10.4 Personal Political Contributions 37
  - 4.10.5 Gifts and Entertainment for Public Officials 37
- 4.11 Board Membership 38
  - 4.11.1 Serving on For-Profit Boards 38
  - 4.11.2 Serving on Non-Profit Boards 38

5.0 Protecting Fifth Third and Our Customers **39**

- 5.1 Protection and Proper Use of Bancorp Assets 40
- 5.2 Maintaining Accurate Records and Accounts 42
- 5.3 Information Security 43
  - 5.3.1 Protecting Customer, Supplier and Other Confidential Information 43
  - 5.3.2 Information Disclosure 44
  - 5.3.3 Photographing and Recording 45
- 5.4 Records Retention and Legal Hold 46
- 5.5 Leaving Fifth Third 46

6.0 Ensuring Responsible Communications About Fifth Third **47**

- 6.1 Representing Fifth Third 48
- 6.2 Media Inquiries 48
- 6.3 Social Media 49

Glossary **51**

Fifth Third Bancorp Code of Business Conduct & Ethics 3

Fifth Third Bancorp Code of Business Conduct & Ethics 4 Our Fifth Third Compass communicates who we are, what we believe and how we define success. It informs everything we do, from how we navigate our daily work and recognize each other’s efforts to the way we behave with customers and each other. The Compass also guides our strategic directions and actions as we work toward achieving our Vision to be the One Bank people most value and trust. Within the Compass, you will find the principles that we highly value at Fifth Third Bancorp, namely: • Our Vision is to be the One Bank people most value and trust. Our Vision guides our actions; it is why we do what we do. It sits at the top of our Compass and points to the north. • Our Core Values direct us on how we act and interact with others. Our Values incorporate our One Bank philosophy, our focus on inclusion and diversity and our ongoing commitment to accountability and doing the right thing. • Our Strategic Priorities drive our business. These Priorities inform our decision making. Our commitment to community, our drive to offer innovative products and services, our focus on operational excellence and our dedication to proactive risk management are the four key elements of our Strategic Priorities. • Keep the Customer at the Center. Keeping the customer at the center of everything we do and delivering a world-class customer experience every time are paramount to our success. Making Ethical Decisions– Following the Compass Ethics at Fifth Third

Ethics at Fifth Third

Fifth Third Core Values Test

In situations where you are uncertain what to do, ask yourself these questions:

1. **Is the action legal?**
2. **Does it comply with our Code of Business Conduct & Ethics and related policies?**
3. **Does it reflect our Core Values?**
4. **Would I be comfortable if my friends and family knew about it?**
5. **Would it be OK if other employees did it?**
6. **Would it keep Fifth Third and our shareholders from experiencing loss, harm, or unnecessary risk?**
7. **Does it feel like the right thing to do?**

If you answered “no” to any of these questions, **don’t do it**. Use the resources on Page 7 for additional guidance.

The general rule of thumb to follow is: If you know it’s wrong, don’t do it. If you’re not sure, ask yourself the questions above. If you still are unsure on what to do, use the resources on Page 7 to determine whom to contact. Keep asking until you have clarity on following the right path.

Anyone who works for, with or on behalf of Fifth Third Bancorp has the responsibility to demonstrate the highest standards of business conduct. This Code of Business Conduct & Ethics applies to all officers, directors, employees and contractors of Fifth Third Bancorp, our subsidiaries and our affiliates. Anyone who violates the spirit or letter of the Code may face disciplinary action, up to and including termination.



Fifth Third Bancorp Code of Business Conduct & Ethics 5

Fifth Third Bancorp Code of Business Conduct & Ethics 6 This Code reflects our Core Values. While there is no way we can write a scenario for every situation you may face, this Code sets the expectation that you act with integrity and use good judgment. There also are policies through the Code under “Applicable Policies to Reference” sections to which you can refer for more detail. If you still are in an ethical dilemma, use the Core Values Test to help you make the best choice, or use the list of resources on Page 7. Ethics at Fifth Third Employee Responsibilities Every employee plays a part in building and maintaining a strong culture at Fifth Third, a culture in which ethics and compliance are the standard. Each of us is accountable for: • Obeying, both in form and spirit, all laws, regulations and Fifth Third Bancorp policies and procedures. • Protecting our reputation. • Keeping the customer at the center. • Being honest, accurate, respectful and responsible with examiners, suppliers, business partners, shareholders and other employees. • Reporting any potential violations or ethical concerns promptly and in an appropriate manner. • Protecting confidential and proprietary information and Fifth Third assets and property. • Cooperating with internal and external investigations and examinations. • Completing all required training, including the Code of Business Conduct & Ethics Training, within the required time frame.

Fifth Third Bancorp Code of Business Conduct & Ethics 7 Manager Responsibilities If you are a manager, you have a responsibility to lead by example. All managers must show a commitment to Fifth Third’s Core Values, and conduct business according to the highest standards of ethics and professional behavior. Ethics at Fifth Third Managers who fail to take action or who retaliate against employees who report misconduct may be held responsible for their failure to report or take steps to remediate the issue. Reporting Concerns Every employee has a responsibility not only to adhere to the Code of Business Conduct and Ethics, but also to raise issues when you become aware of misconduct or other violations of our Code. You are responsible for: • Making sure you know and understand the Code and related policies. • Reinforcing the importance of conducting business with the highest level of integrity with your employees. • Ensuring your employees complete all required trainings. • Supervising activities and conduct of employees in your reporting chain. You must respond to misconduct and report violations as soon as you witness them or are made aware of them. Use the resources listed below to make a report. • Promoting a positive environment in which employees feel comfortable raising concerns and communicating bad news. Whenever possible, you are encouraged to raise questions and concerns directly with your manager, or someone in your division’s reporting line with whom you feel comfortable talking. In many cases, your manager can resolve issues, or help guide you through the appropriate process. If you are not comfortable doing so, the following resources are also available to you: • Your HR business partner. • The Employee Relations Resource Group at 513-358-7191. • The Ethics Office directly at EthicsOffice@53.com. • The Bancorp Security Operations Center at 800-436-4400. • The Fifth Third EthicsLine. You can make a report 24 hours a day, seven days a week, and you may choose to remain anonymous. o Online: www.53.alertline.com. o By phone: 877-FOR-5353.

Fifth Third Bancorp Code of Business Conduct & Ethics 8 Investigations The Bancorp investigates every concern that employees report through any channel. Every report of a violation is taken seriously and we will protect confidentiality to the fullest extent possible. You are required to cooperate fully with any authorized internal or external investigation, including, but not limited to, those involving ethical issues, legal or regulatory issues, or policy violations. You should never withhold, tamper with or fail to communicate relevant information in connection with any investigation. Making false statements may be grounds for immediate termination. If the investigation determines a violation has occurred, prompt corrective action will be taken, up to and including termination. Non-Retaliation Fifth Third forbids intimidation of or retaliation against individuals who make good-faith reports of known or suspected violations of this Code of Business Conduct & Ethics, any Fifth Third policy or procedure, or any law or regulation. Ethics at Fifth Third “Every report of a violation is taken seriously.”

Fifth Third Bancorp Code of Business Conduct & Ethics 9 Your Reporting Obligations We expect you to notify the Company about certain matters that may affect your ability to continue doing your job. Fifth Third must know about these matters in order to make informed decisions about your continued employment. Ethics at Fifth Third In addition to reporting problems or issues to your supervisor, Employee Relations or any of the ethics resources listed on page 7, you have an obligation to notify the Company if you have been convicted of, plead guilty or entered a plea of nolo contendere (no contest) to any criminal offence other than a minor traffic violation. For purposes of your obligation to report convictions, the term “conviction” includes any of the following: • There has been a finding of guilt against you. • You have entered and a court has accepted a plea of guilty or nolo contendere from you. • You have entered into a pre-trial agreement to avoid conviction. • You have entered into a First Offender, deferred adjudication, pardon program, or other arrangement or program as part of which a judgment of conviction has been withheld. The term “conviction” does not include any of the following: • Arrests or charges that did not result in conviction. • Convictions that have been judicially dismissed, expunged, erased or sealed. • Convictions that state law does not permit an employer to consider. However, any convictions involving controlled substances, a felony, dishonesty, breach of trust or money laundering, as well as convictions that could result in exclusion from federal programs, revocation of your license or ability to perform services on behalf of Fifth Third must always be reported. Examples of dishonesty may include, but are not limited to, theft, larceny, robbery, forgery, criminal fraud, perjury or embezzlement. Supervisors who become aware of an employee who has been convicted of a criminal offense other than a minor traffic violation, must immediately report the situation to Employee Relations. Interpretations & Waivers Any material waivers of this Code for executive officers or directors of Fifth Third Bancorp may be made only by the Board of Directors of Fifth Third upon the recommendation of the Audit Committee; waivers will be publicly disclosed as required by SEC or NASDAQ rules. Any waivers of this Code for other employees may be made by the Conflicts Council as outlined in the Code.

Fifth Third Bancorp Code of Business Conduct & Ethics 10 1.0 Living Our Core Values for Our Employees

Fifth Third Bancorp Code of Business Conduct & Ethics 11 1.0 Living Our Core Values for Our Employees 1.1 Inclusion & Diversity We demonstrate our commitment to inclusion and diversity by living our Core Values, serving our customers, delivering financial performance and being recognized as a leader in building an engaging workplace, a strong supplier base and vibrant communities. We demonstrate our commitment to inclusion and diversity by leading the way with transparency. In alignment with our Core Value to Be Respectful & Inclusive, we treat everyone with whom we interact in the manner that they would want to be treated. We listen and seek to understand. We recognize that our differences are our strength. We are aware of the research that has proven that teams make better decisions than individuals and that more diverse teams make better decisions than less diverse teams. The creative contributions of diverse perspectives lead to greater innovation, which brings greater profitability. Our Business Resource Groups are an example of how providing an environment where employees can bring their authentic selves to work and offering career development opportunities for all employees, strengthens our business by harnessing diverse perspectives and fresh ideas. Diversity is good and good for business. Diversity without inclusion, however, brings none of these benefits. Therefore, we bring appreciation, respect and inclusion into all our business interactions. Applicable Policies to Reference: • Discrimination and Harassment Policy in the Employee Policy Manual. • Equal Opportunity Employment Policy. • Affirmative Action Policy. “We recognize that our differences are our strength.”

Fifth Third Bancorp Code of Business Conduct & Ethics 12 1.2 Discrimination & Harassment Fifth Third does not tolerate discrimination, harassment or intimidation for any reason, including on the basis of an individual’s race, color, national origin or ancestry, citizenship status, creed, religion, religious affiliation, age, gender, gender identity, sexual orientation, transgender status, marital status, civil partnership, pregnancy, parental status or caregiving responsibilities, genetic information, physical or intellectual disability or protected condition, military or veteran status, an individual having been a victim of domestic violence, sexual assault or abuse, or any other status protected under applicable local law (collectively referred to hereafter as “Prohibited Actions”). Q&A I overheard one of my co-workers making fun of someone else in our department, making rude comments about her accent and some religious attire she wears. Should I say something? Fifth Third is committed to maintaining a professional work environment, and does not tolerate discrimination, harassment or intimidation for any reason. Every employee has an obligation to treat others with dignity and respect. If you are comfortable speaking directly to the employee who made the comments, you can do so. In any case, you must share your concern with your manager, Employee Relations (HR.ERRG@53.com or 513-358- 7191), or by using Fifth Third’s EthicsLine (877-FOR-5353) or www.53.alertline.com. 1.0 Living Our Core Values for Our Employees Some examples of Prohibited Actions include, but are not limited to, the following: • Making or using derogatory comments, epithets, slurs, slang, phrases, nicknames or jokes, in verbal, written or electronic communications about any individual, group or employee. • Denying, directly or indirectly, an employment-related opportunity based upon refusal to comply with a sexually oriented request or advance. • Leering, making sexual gestures, or displaying sexually suggestive objects or pictures, cartoons, emails or posters. • Verbal or physical conduct that has the purpose or effect of creating an intimidating, hostile or offensive work environment. • Verbal abuse or the use of degrading words to describe an individual, or notes, emails or invitations that use degrading or humiliating words. • Threats of violence and any other provocative comments, language or actions. Applicable Policies to Reference: • Discrimination and Harassment Policy in the Employee Policy Manual.

Fifth Third Bancorp Code of Business Conduct & Ethics 13 1.3 A Safe and Healthy Work Environment Fifth Third is committed to providing a workplace where employees and visitors feel safe. It is the responsibility of our managers and all of our employees to maintain a workplace free from threats and acts of violence. Fifth Third prohibits the use of violence or threats of violence in the workplace and takes such actions very seriously. We do not tolerate threatening, intimidating or physically harmful behavior by employees, customers, contractors, vendors, suppliers, partners or anyone else. Any person who makes threats, exhibits threatening behavior or engages in violent acts on Fifth Third premises shall be removed from the property. Violations will lead to disciplinary action, up to and including termination of employment, and the involvement of appropriate law enforcement authorities, as needed. You may not possess any type of weapon in Fifth Third’s facilities, at work-related functions or while performing Bancorp business of any kind. This does not apply to law enforcement officials and designated security personnel, or where preempted by applicable law. To maintain a safe and secure work environment, employees always should adhere to the Bank’s safety policies and guidelines, such as displaying your employee identification badge and following approved physical access procedures. Maintain an awareness of your surroundings, and report any suspicious or unusual situations. 1.0 Living Our Core Values for Our Employees In the event that you feel a threat or an act of violence has been made against you, or others, report the details immediately to your manager, the Bancorp Security Operations Center at 800-436-4400, the Employee Relations Resource Group at 513-358-7191, an Employee Relations representative, or the Bank Protection Department. In an emergency, call 9-1-1. Applicable Policies to Reference: • Corporate Safety & Security Policy and Guidelines. • Discrimination and Harassment Policy in the Employee Policy Manual. • Workplace Non-Violence Policy in the Employee Policy Manual. 1.4 Alcohol-Free and Drug-Free Workplace – Substance Abuse Fifth Third takes a strong position against drug or alcohol abuse. We expect you to report for work as scheduled and to be able to perform assigned duties free from the effects of alcohol and drugs. We prohibit alcohol or drug use that could have an adverse effect on your job performance or that could jeopardize customer service, public relations, and the safety of other employees or Fifth Third equipment. We also will not tolerate the unlawful use, manufacture, possession, sale or transfer of drugs or narcotics on our property. Applicable Policies to Reference: • Substance Abuse Policy in the Employee Policy Manual.

Fifth Third Bancorp Code of Business Conduct & Ethics 14 2.0 Living Our Core Values for Our Customers and Communities

Fifth Third Bancorp Code of Business Conduct & Ethics 15 2.1 Fair and Honest Business Practices Fifth Third believes that fair and honest business practices are essential to keeping our customer at the center of everything we do. We should always act in the best interest of our customers. Q&A I sometimes work with customers who aren’t knowledgeable about financial products. Is it acceptable to steer customers toward a product for which I receive more credit, so long as the product will still be of at least some benefit to them? Fifth Third’s Vision is to be the One Bank people most value and trust. Our customers must be able to trust that we have their best interests in mind. Employees must not engage in deceptive or dishonest business practices, such as misrepresenting products or offering customers inaccurate or insufficient information about products, in order to benefit personally. 2.0 Living Our Core Values for Our Customers and Communities Unethical business practices are strictly prohibited. Examples of such activities include, but are not limited to: • Incentive gaming. • Falsifying documents or inflating performance results. • Manipulating records. • Opening bogus or fake accounts. • Opening accounts or selling products without customer authorization. • Offering customers unnecessary products. • Falsifying records or applications in order to benefit yourself or other Fifth Third employees. Fifth Third is fully committed to maintaining non-abusive and antipredatory lending practices and to the principle that all credit-related decisions will be made without regard to any prohibited basis, such as: • Race. • Ethnicity. • Color. • Religion. • National origin. • Sex. • Age. • Marital status. • Sexual orientation. • Gender identification or assignment. • Military status. • Disability. • Receipt of public assistance. • Familial status. • A consumer’s exercise of credit protection rights. Other laws and regulations, including those at the state or local level, may contain other prohibited bases. This commitment will be fulfilled while maintaining prudent credit discipline and sound business practices. Fifth Third is committed to providing customers with financial products and services in ways that avoid any practices that could be deemed predatory, unfair, deceptive or abusive. Fair Lending and Responsible Banking compliance is the responsibility of all employees. Applicable Policies to Reference: • Consumer and Business Practices Compliance Policy.

Fifth Third Bancorp Code of Business Conduct & Ethics 16 2.2 Customer Complaints Fifth Third defines a complaint as “any written or escalated verbal communication stating that something is unfair, unsatisfactory or unacceptable, or that notes the consumer is dissatisfied in regard to a product, service, location or employee.” Fifth Third has a comprehensive Customer Complaint Management program to ensure customer complaints are handled properly and in a timely manner. You are expected to report customer complaints completely and accurately through our defined Complaint Management process. Applicable Policies to Reference: • Customer Complaint Management Policy. 2.3 Preventing Fraud Fifth Third Bancorp is committed to minimizing the impact of internal and external fraud to both Fifth Third and our customers. Every employee at every level of the Bancorp is accountable and expected to do his or her part to protect Fifth Third and our customers from fraudulent activity. There is zero tolerance for internal fraud within Fifth Third’s organization and internal fraudulent activity must be referred to Bank Protection when suspected. Failure to report fraudulent activity exposes Fifth Third to regulatory and compliance violations and could lead to significant financial penalties and additional fraud losses. 2.0 Living Our Core Values for Our Customers and Communities Q&A I noticed a co-worker accessing an account without the customer’s being present and then transferring some of the funds into a dormant account. This seemed odd to me, but I don’t have all the facts. Should I report this? Every Fifth Third employee has a responsibility to communicate situations that could cause risk or harm to the Bancorp or our customers. While you may not have all the information in this situation, it’s important to share your concerns. You can report the information using the Fraud Hotline (844-STOPFRD), by submitting a Fraud Referral Form (on the Fraud Awareness ILP), or by calling the EthicsLine (877-FOR-5353) or www.53.alertline.com. It is the responsibility of every employee – manager and non-manager alike – to refer all cases of suspected fraud through the appropriate channels: • Fifth Third’s Fraud Hotline: 844-STOPFRD or 844-786-7373. • Fifth Third’s Fraud Referral Form located on the Employee Center. • Fifth Third EthicsLine: o Online: www.53.alertline.com. o By phone: 877-FOR-5353. Applicable Policies to Reference: • Enterprise Anti-Fraud Policy.

Fifth Third Bancorp Code of Business Conduct & Ethics 17 2.4 Strengthening Communities Building strong and vibrant communities across our footprint and beyond is at the heart of Fifth Third’s Corporate Social Responsibility and Community and Economic Development programs. With the customer at the center, our commitment to improve the lives of our customers, our communities and our employees is realized. We are committed to providing better financial solutions with every business decision and customer interaction for all the people we serve. When we do this, we effect positive change, empower the underserved, and engage our neighbors where we live, work and contribute. Each year the Bancorp invests millions of dollars through corporate citizenship, philanthropic investments, and Community Reinvestment Act activities. Employees supplement these efforts by volunteering their time and talents to support various causes. Employees are expected to demonstrate our Core Values when engaging and supporting our communities and to avoid situations that might lead to conflicts of interest. Any personal relationships with an organization, such as family member employment or personal business or vendor relationships, should be disclosed. More information can be found in the Code’s “Avoiding Conflicts of Interest” section. Applicable Policies to Reference: • Contribution, Solicitation, Canvassing & Distribution of Literature Policy in the Employee Policy Manual. 2.0 Living Our Core Values for Our Customers and Communities “Providing better financial solutions with every business decision and customer interaction.”

Fifth Third Bancorp Code of Business Conduct & Ethics 18 2.5 Environmental Sustainability At Fifth Third, our Core Value to Take Accountability requires that we recognize and hold ourselves accountable for the potential impact that our operations, lending and investment decisions have on communities and the environment. Fifth Third also sees environmental sustainability as a way to identify new business opportunities that help our customers better manage risk and help our communities become stronger, healthier and more resilient. Integrating environmental sustainability into our culture, strategies, products and services will help us become the One Bank people most value and trust. We encourage you to bring a sustainable culture to your workplace. Understand your environmental impact and pursue actions that will allow Fifth Third and our communities to thrive. Support continued innovation in our strategy, products and services by finding new ways to deliver services that meet customers’ and communities’ long-term sustainability goals. When dealing with suppliers, customers and clients let them know that Fifth Third is working to be as sustainable as possible, and that we encourage others to do the same. Applicable Policies to Reference: • Environmental Sustainability Policy. A fundamental part of our commitment to integrity is adhering to the letter and “Support continued innovation in our strategy.” 2.0 Living Our Core Values for Our Customers and Communities

Fifth Third Bancorp Code of Business Conduct & Ethics 19 3.0 Complying With Laws, Regulations and Policies

Fifth Third Bancorp Code of Business Conduct & Ethics 20 the spirit of applicable laws, regulations and Bancorp policies. All employees are required to comply fully with all applicable laws, rules and regulations, as well as with all Fifth Third policies and procedures. In no case shall an employee, officer or director use illegal or unethical means or methods when acting on behalf of Fifth Third. Each of us must be committed to following these rules and reporting violations that could put ourselves or the Bancorp at risk. Questions regarding compliance with laws, rules and regulations should be directed to your manager or Fifth Third’s Legal Department or the Compliance Department. 3.1 Interactions with Auditors, Examiners and Legal Counsel All employees, officers and directors should respond to and deal honestly, factually and candidly with the Bancorp’s independent and internal auditors, regulators and attorneys. Additionally, employees are not authorized to share regulatory Confidential Supervisory Information (CSI) with anyone internally unless they are a recipient of the information or have a legitimate business need to know. Employees are prohibited from sharing any CSI with anyone externally unless specifically authorized by the Legal Department, after receiving approval from the appropriate regulatory agency. Examples include, but are not limited to: • Information related to regulatory exams; e.g., first day letters or other correspondence. • Information related to regulatory findings including, but not limited to: Matters Requiring Attention, Matters Requiring Immediate Attention, Memorandums of Understanding and Civil Investigative Demands. • Any regulatory information contained in letters, emails, telephone, or other in-person communications that are designated non-public or confidential. • Any regulatory information pertaining to the status of regulatory approvals, applications or notifications. 3.0 Complying with Laws, Regulations and Policies Q&A A customer comes in to make a weekly deposit of about the same amount each time. Recently she came in on a different day to make an unusually large withdrawal, and she seemed very anxious. I sensed that something wasn’t right, but a co-worker said it was none of our business. Should I let it go? Fifth Third is committed to combating financial crimes, and every employee must be aware of potential warning signs of financial crimes and internal policies and procedures for dealing with suspicious transactions. You should report the situation promptly to your manager or submit the Notice of Suspicious Activity Form, available on the Financial Crimes Compliance ILP.

Fifth Third Bancorp Code of Business Conduct & Ethics 21 3.2 Anti-Money Laundering and Financial Crimes Money laundering is an evasive process used by criminals to convert their illegally obtained criminal proceeds (dirty money) into legitimate (clean) money. Fifth Third has strict policies and procedures in place to prevent money laundering and to comply with all relevant laws and regulations, including the Bank Secrecy Act (BSA) and economic sanctions. Economic sanctions are a tool used by governments to restrict financial transactions or activity with designated targets (e.g., countries, entities or individuals). You never should assist a customer in evading reporting requirements, including lowering transaction amounts to avoid Currency Transaction Report filing, altering information or instructions in wire payments to avoid or circumvent economic sanctions (a process known as “wire stripping”) or any other method designed to evade federal or state law or Fifth Third policies and procedures. The penalties for doing so are severe and could include personal liability via civil and criminal penalties, as well as job termination. Do your part to prevent money laundering at Fifth Third; report suspicious activity to the Financial Crimes Compliance Department via the Fraud and AML Referral Form located on the Employee Center. Employees are responsible for being knowledgeable about the BSA and antimoney laundering (AML) laws that apply to Fifth Third so they can properly identify and report violations. Applicable Policies to Reference: • FCC Customer Due Diligence Policy. • Financial Crimes Compliance Policy. 3.3 Competition and Antitrust Laws Anti-trust laws, also referred to as “competition laws,” are rules developed by the U.S. government to protect consumers from predatory business practices. Their goal is to ensure that fair competition exists in the marketplace. Business activities that involve any of our competitors should be conducted carefully. Agreements between competitors relating to prices, allocations of territories or customers or limitations of products are unlawful. Employees should not use competitors’ confidential or proprietary information. Employees are prohibited from engaging in other anti-competitive behavior, including, but not limited to: disparaging or making false statements in relation to competitors, misappropriating competitors’ trade secrets and encouraging competitors’ customers to break contracts. Where banking relationships involve loan participants and the like, discussions should be limited to the specific transaction involved. Competitive marketing and bidding activities should be fair and ethical. If you have any questions as to whether any conduct may be collusive or anti-competitive, consult with your compliance or legal partner. Applicable Policies to Reference: • Anti-Tying Policy. 3.0 Complying with Laws, Regulations and Policies

Fifth Third Bancorp Code of Business Conduct & Ethics 22 3.4 Anti-Bribery and Anti-Corruption Corrupt practices are anti-competitive. They inflate the cost of doing business globally, and contracts secured through bribery may not be legally enforceable. They also can have destructive effects within a business that undermine employee confidence and create an atmosphere in which other types of corporate misconduct can seem to be permissible, e.g., self-dealing, fraud and embezzlement. They ultimately undermine a business’s interests. 3.0 Complying with Laws, Regulations and Policies Q&A Some foreign officials are visiting our city, and the local chamber of commerce is organizing a small reception for local businesses to greet them. As our branch representative, can I give the officials some small welcome gifts? There are many federal and state laws that limit the types of gifts that can be given to government officials and public employees. Additionally, it’s critical that such gifts do not create the appearance of improper influence. In this situation, a token gift of nominal value might be acceptable, but contact the Conflicts Council (ConflictsCouncil@53.com) for approval. Fifth Third and our employees are responsible for adherence to the anti-bribery and anti-corruption regulations of the countries in which we operate. This includes the Foreign Corrupt Practices Act (FCPA), Canada’s Corruption of Foreign Public Officials Act and the U.K. Bribery Act, as well as other applicable laws and regulations. These regulations prohibit companies and persons from offering to pay, paying, promising to pay or authorizing payment of money or “anything of value” to any foreign or domestic government official for the purpose of influencing that official. Even if the payment did not take place or the advantage was not won, a violation has occurred due to its intention. These regulations also apply to conduct both inside and outside of United States territory. These regulations also apply to third parties conducting business for Fifth Third such as vendors, suppliers and consultants. The consequences of violating anti-bribery or anti-corruption regulations like the FCPA are extremely severe, including possible civil and criminal penalties for both Fifth Third and associated individual(s). In the United States, nothing of value may be provided to government personnel unless clearly permitted by law and any applicable regulation. Giving gifts is appropriate at times; however, many laws regulate the giving of gifts, especially to government officials. Employees must comply with all laws regarding giving gifts. Employees also must never give a gift with the intent for it to influence a business decision. More information can be found on Page 37. Under the FCPA, so-called “facilitating payments” made in foreign countries to low-level government employees may be permissible in certain circumstances. Any such transaction or payment must be pre-authorized by Fifth Third’s Legal Department. Applicable Policies to Reference: • Ethics Guidelines for Gifts and Gratuities to Public Officials and Employees.

Fifth Third Bancorp Code of Business Conduct & Ethics 23 3.0 Complying with Laws, Regulations and Policies 3.5 Job-Specific Responsibilities Based on your position or your specific line of business, some employees have additional responsibilities beyond those described in this Code. If you are one of these employees, make sure you know what is expected of you and that you meet all applicable requirements. Additional training and reporting commitments must be completed by employees with special regulatory status and those who hold licenses to perform certain financial services activities. If you have questions about licensing or training requirements, contact your HR business partner or compliance partner. 3.6 Trading Restrictions and the Enterprise Information Wall You must never engage in investment practices that violate securities laws or regulations, Fifth Third policies or the letter or spirit of this Code; or in practices that are illegal, improper or unethical. 3.6.1 Trading Restrictions and Ethical Investing You may not buy, sell or recommend the securities (or derivatives in respect thereof) of any issuer (including Fifth Third) for any proprietary, customer, employee, or other account while in possession of material, non-public information (MNPI). MNPI is generally defined as any information about the issuer of a public security, or the security itself, that has not been made public that a reasonable investor would consider important in deciding to buy, sell, or hold a security, including information that would likely affect the market price for that security. All personal investment activities must align with the Enterprise Insider Trading and Ethical Investing Policy. Also within the Enterprise Insider Trading and Ethical Investing Policy are supplemental guidelines and procedures that apply to specific Fifth Third departments or units who may have enhanced access to, or increased risk associated with, MNPI. These procedures are intended to prevent the flow of information from employees in units that may have access to MNPI about issuers of securities, to employees in units that buy, sell or recommend securities. Employees within these groups may have additional restrictions on personal securities transactions. It is your responsibility to understand and comply with all policies and procedures that relate to your area of responsibility. If you have any questions about the Enterprise Insider Trading and Ethical Investing Policy or how it applies to you, please contact the Compliance Information Control Group (control group.cincinnati@53.com or 513-534-4030). If you encounter MNPI about a customer or Fifth Third that you believe was inadvertently or mistakenly disclosed to you, you must report this information to the Compliance Information Control Group.

Fifth Third Bancorp Code of Business Conduct & Ethics 24 3.6.2 Enterprise Information Wall Fifth Third has an Enterprise Information Wall that is designed to prevent the misuse of material, non-public information (MNPI) and to mitigate conflicts of interest. Employees who receive (or could receive) Restricted Corporate Information* about a client or company in the course of employment are considered to be on the “private side” of the Information Wall. All other employees are on the “public side” of the Information Wall. Employees may disclose Restricted Corporate Information only to recipients who have a legitimate business need to know or have access to such information. Private-side employees who need to engage the expertise or advice of a public-side employee and whose communication is anticipated to include MNPI must contact the Compliance Information Control Group (controlgroup.cincinnati@53.com or 513-534-4030) to receive pre-clearance prior to contacting the public-side employee. You are expected to adhere to the requirements and controls within the Enterprise Information Wall Policy. All investment activities must be conducted in accordance with the Enterprise Insider Trading and Ethical Investing Policy. Applicable Policies to Reference: • Enterprise Insider Trading and Ethical Investing Policy. • Fifth Third Bancorp Enterprise Information Wall Policy. • Information Disclosure Policy for Employees, Officers and Directors in the Employee Policy Manual. 3.0 Complying with Laws, Regulations and Policies Restricted Corporate Information: Defined as confidential information received or created about the general business, actual or proposed transaction, or finances of corporate customers and vendors that are corporate entities; and Fifth Third in circumstances that would reasonably be understood to indicate it should be kept confidential. “The Enterprise Information Wall is designed to prevent the misuse of material.”

Fifth Third Bancorp Code of Business Conduct & Ethics 25 Q&A I’ve been asked by my manager to travel to another country on business. Are there any special approvals I need? In accordance with the Travel & Entertainment Policy, employees with a business need to travel internationally are required to complete the International Travel Request Form (available in the Forms Library), obtain manager approval and submit the form to the Travel Tracking Mailbox prior to arranging travel. The form requires travelers to list the countries they will be visiting (including any layovers in a foreign jurisdiction) and the customers or prospects they plan to meet. The Foreign Activity Council is responsible for approving all international travel requests. Each employee who travels internationally must also complete the post-travel section of the form upon their return. 3.0 Complying with Laws, Regulations and Policies “Employees should be good stewards of Bancorp resources.” 3.7 Corporate Travel When incurring expenses on behalf of Fifth Third, employees should be good stewards of Bancorp resources. The Core Values serve as a guide to employees in determining the appropriateness of expenses incurred on behalf of the Bancorp. You are expected to adhere to the reimbursement procedures contained in Fifth Third’s Travel & Entertainment Policy, giving careful attention to accuracy and appropriate supporting documentation when submitting expense reports. Travel to a foreign country may constitute a taxable presence or include marketing activity triggering licensing requirements, exposing the Bancorp to regulatory fines and reputational risk. Therefore, employees must follow the international travel approval process to ensure alignment with laws and regulations as well as the Bancorp’s overall strategic plan and risk appetite. International travel activity, including policy violations, is tracked and reported on a quarterly basis. Applicable Policies to Reference: • Travel and Entertainment Policy in the Employee Policy Manual. • Director Air Travel Policy.

Fifth Third Bancorp Code of Business Conduct & Ethics 26 4.0 Avoiding Conflicts of Interest

Fifth Third Bancorp Code of Business Conduct & Ethics 27 A conflict of interest exists when you have an outside interest or relationship that interferes, or appears to interfere, with your responsibilities to Fifth Third. Such a conflict can make it difficult for you to remain objective and act in the best interest of Fifth Third, our clients and our shareholders. You are responsible for avoiding conflicts of interest, potential conflicts of interest and even situations in which there is only the appearance of a conflict of interest. This section provides guidance on some of the most common conflicts of interest, but it cannot cover every situation. 4.0 Avoiding Conflicts of Interest If you are unsure whether something is a conflict of interest, start by asking yourself these questions: • Could my job performance at Fifth Third be compromised? • Would I have to use Fifth Third systems, information, resources or Bancorp time? • Is there any chance my independent judgment could be compromised? • Could there be a negative impact on Fifth Third? • Could an outside observer believe a conflict exists, even if it actually doesn’t? If you answered “yes” to any of these questions, you should discuss the situation with your manager or HR business partner, or contact the Conflicts Council at ConflictsCouncil@53.com. “You are responsible for avoiding conflicts of interest.”

Fifth Third Bancorp Code of Business Conduct & Ethics 28 4.1 Self-Dealing and Fair Competition As an employee, you are expected to act in a way that places the interests of Fifth Third above the personal interests of yourself, your family and your personal friends. Self-dealing occurs when a Fifth Third employee acts in a manner that places the employee’s personal interests (or those of the employee’s family or personal friends) above the interests of Fifth Third, whether or not the Fifth Third employee receives monetary benefit. This means, among other things, that transactions or other activity with respect to your accounts and those of your family and personal friends must be: • Processed by an impartial Fifth Third employee. • Consistent with Fifth Third’s established policies, practices and procedures. • On terms no more favorable than those that are generally available to Fifth Third’s customers. Additional guidance with respect to self-dealing (including a nonexhaustive list of specific examples of inappropriate conduct) can be found in Fifth Third’s separate Self-Dealing Policy. Applicable Policies to Reference: • Self-Dealing Policy in the Employee Policy Manual. 4.0 Avoiding Conflicts of Interest Q&A My sister and mother both have Fifth Third accounts. My mother asked me to transfer money from her account into my sister’s account for her birthday. Can I do this? No, you may not process the transfer for your mother. Under the Self-Dealing Policy, all transactions related to you, your family and friends must be processed by an impartial Fifth Third employee. “Transactions must be processed by an impartial Fifth Third employee.”

Fifth Third Bancorp Code of Business Conduct & Ethics 29 4.2 Personal Finances As an employee, any personal financial services that you, your family and personal friends use that are provided by Fifth Third should be offered on the same terms that are available to the general public, all Fifth Third employees or to all employees in your market or line of business. 4.0 Avoiding Conflicts of Interest Family member: Defined as any relative or step-relative, as distant as a first cousin plus spouses, fiancées or fiancés, domestic partners, former spouses, in-laws and those living in the same household as you. Your personal transactions must be handled according to Fifth Third policies and standard procedures. Examples of inappropriate transactions include, but are not limited to: • Opening, closing, or altering accounts without proper authorization. • Transferring funds without authorization. • Misappropriating funds. • Performing any transaction in a manner outside of Fifth Third’s established policies or procedures. You may not process or approve any transactions for yourself, your family members, personal friends, organizations in which you hold a material management or financial interest and for which you are an authorized signer, or for any non-profit organization for which you serve as a board or committee member. Examples of such transactions include, but are not limited to: • Extending personal loans. • Extending lines of credit. • Increasing existing credit lines. • Commercial loans. • Mortgages. • Opening checking accounts. • Issuing certificates of deposit. • Investment accounts or credit. • Transferring funds between accounts. Reversals of service fees, late-payment charges, and other charges to your account may only be made only with prior approval from your manager in accordance with the appropriate policies and processes, and must be processed by an objective third-party employee whose responsibilities typically include such transactions.

Fifth Third Bancorp Code of Business Conduct & Ethics 30 Additional requirements and restrictions may apply based on your position or line of business. In such cases, supervisors should communicate these requirements, and employees are required to adhere to the more stringent standard. If you have questions, contact your manager, HR business partner, or legal or compliance representative. Applicable Policies to Reference: • Self-dealing Policy in the Employee Policy Manual. 4.3 Outside Employment and Outside Activities As an employee of Fifth Third, your activities must not compromise the interests of the Bancorp. Among other things, this means you cannot profit personally from information or opportunities discovered through your job or take for yourself any corporate opportunity that may otherwise benefit Fifth Third. Similarly, you may not use, or allow others to use, Fifth Third’s property, information or position for personal gain. The Conflicts Council (ConflictsCouncil@53.com) also must approve, in advance, any type of business venture you may want to pursue with customers or suppliers. If you are interested in pursuing secondary employment while working at Fifth Third, please see our Secondary Employment policy. Applicable Policies to Reference: • Secondary Employment Policy in the Employee Policy Manual. 4.0 Avoiding Conflicts of Interest Q&A I’ve been offered an opportunity to teach an amateur photography class at a community center. Can I take it? Employees who are interested in secondary employment must send a Secondary Employment Approval Form (from the Forms Library) that has been approved by their manager and a VP or above to Employee Relations. Secondary employment must not: • Compete or conflict with Fifth Third interests. • Have a negative impact on Fifth Third. • Involve the use of Fifth Third resources. • Pose a personal conflict of interest. • Interfere with your work hours or responsibilities. “You may not use Fifth Third’s property, information or position for personal gain.”

Fifth Third Bancorp Code of Business Conduct & Ethics 31 4.4 Personal Investments In making personal investments, you should avoid situations that might influence your business judgment or advice. In addition, you should avoid the following: • Any investment for which Fifth Third is an underwriter or placement agent in the offering, or for which one of the underwriters, placement agents or other investment banks involved in the offering is providing, has provided, or may likely provide in the future, products or services to (or for) Fifth Third, unless the transactions are conducted on arms-length terms with no possibility for a conflict of interest. • Any substantial investment in the business of a customer, supplier or competitor unless the security is publicly traded on a national exchange and there is no possibility for a conflict of interest. A substantial investment is an investment that gives you potential influence over the company’s decisions. • Any investment in an initial public offering of any company if Fifth Third is an underwriter or if one of the underwriters or other investment banks involved in the offering is providing, has provided, or may likely provide, products or services to or for Fifth Third. • Use of confidential or proprietary information or work product developed or acquired during the course of employment as a means of realizing any personal gain. You should only make investments that comply with both this Code and any other Fifth Third policies or procedures to which you are subject in your employment capacity. 4.5 Personal Relationships A conflict of interest or the appearance of a conflict can arise when you perform work for a family member or for someone with whom you have a personal relationship. Even if you try to remain objective, it can be difficult. For that reason, if the following employment relationships exist, approval by your manager and Employee Relations is required: • When a supervisor-subordinate relationship is created within the same operating unit between two people with a personal relationship. • When a real or perceived conflict of interest exists due to employment of family members or someone with whom you have a close personal relationship. This includes, but is not limited to, instances in which one person in a personal relationship or someone you have a personal relationship with has or appears to have influence over the other’s compensation, performance evaluation or job security. • When you have a personal relationship with someone employed by a third party and that person might have influence over the third party’s relationship with Fifth Third. Applicable Policies to Reference: • Employment of Relatives or Others in Personal Relationships Policy in the Employee Policy Manual. 4.0 Avoiding Conflicts of Interest

Fifth Third Bancorp Code of Business Conduct & Ethics 32 4.6 Fiduciary Appointments and Inheritances You may not act as a personal fiduciary or co-fiduciary of any estate, trust, agency, guardianship or custodianship account of a Fifth Third customer without approval from the Conflicts Council. This excludes cases where: • Your fiduciary responsibility is clearly within the scope of your employment with Fifth Third (e.g., acting as trust officer). • The customer is a family member or personal friend whose relationship with you was established apart from your Fifth Third employment. • Your fiduciary activity is for a civic or charitable association of which you are a member. Regardless, you may not have check-signing authority on any Fifth Third account(s) associated with the fiduciary appointment, unless dual signatures are required. You must obtain Conflicts Council approval before accepting an appointment as an executor, personal representative, administrator, custodian, guardian, trustee, attorney-in-fact under a power of attorney or any similar fiduciary or co-fiduciary capacity, unless the appointment is based on a family or obvious close personal relationship and your position with Fifth Third clearly is not the basis for the appointment. If you are acting as a fiduciary or co-fiduciary of any estate, trust, agency, guardianship, custodial or other similar account(s) of a Fifth Third client, either because you received the required approval by the Conflicts Council or because you are acting as fiduciary or co-fiduciary for a family member or close personal friend, you may not be the Fifth Third employee assigned to service such account(s). In addition, you must adhere to the selfdealing provisions of this policy. You and your immediate family members* may not accept an inheritance from a client of Fifth Third unless the client is a family member or close personal friend whose relationship with you was established apart from your Fifth Third employment. If a client names you as a beneficiary, you shall contact the Conflicts Council promptly to discuss how to resolve the conflict. Applicable Policies to Reference: • Wealth and Asset Management Policies & Guidelines. 4.0 Avoiding Conflicts of Interest Q&A I’m the financial manager for a local gardening club, which has an account at Fifth Third. I do not work at a retail branch. Can I maintain this position? The Conflicts Council (ConflictsCouncil@53.com) must approve your role as a fiduciary agent for the gardening club. Additionally, if your role as financial manager requires you to sign checks on behalf of the gardening club and it is a Fifth Third account, dual signatures are required. *For definition of “family member” refer to Page 29.

Fifth Third Bancorp Code of Business Conduct & Ethics 33 4.7 Gifts and Entertainment 4.7.1 Receiving Gifts Accepting gifts, favors and entertainment are common business practices, but could create the appearance of a conflict of interest, even if there is no inappropriate intent and receiving the gift did not influence a business decision. Additionally, the Federal Bank Bribery Act makes it a criminal offense for an employee to (1) solicit for oneself or for a third party anything of value from anyone in return for any business, service or confidential information regarding Fifth Third or our customers, or (2) to accept anything of value from anyone in connection with the business of Fifth Third, either before or after a transaction is discussed or consummated. 4.0 Avoiding Conflicts of Interest Employees are expected to make business decisions objectively, in the best interests of Fifth Third and our customers. Before accepting a gift, meal or invitation, you should consider the source, the intent of the gift or invitation, and how the situation could be perceived. Avoiding any appearance of impropriety is essential to maintaining the trust of our customers and business partners. You should consult the Fifth Third Core Values Test (Page 5) when considering if a gift or invitation is appropriate to accept. • You may accept a gift valued at approximately $100 or less, so long as it is clear that it was not given with the intent to exert influence on a business decision, and you did not solicit the gift. You cannot accept gifts of cash or cash equivalents, such as gift cards or gift certificates, regardless of value. Gifts should not be accepted from the same vendor, supplier, customer or other business partner more than twice within a 12-month period. • Gifts may not be accepted from vendors during a Request for Proposal (RFP) process in which the vendor is participating. • If travel or lodging is necessary, it should be covered by Fifth Third and not by a customer or supplier. In certain rare circumstances where a vendor or customer offers to cover your travel or lodging for you to attend an event for the benefit of the vendor or customer (such as speaking engagements at conferences or bank lending group meetings), you may ask for approval in advance from the Conflicts Council (ConflictsCouncil@53.com). The Council will consider the extravagance of the expense and the actual or apparent conflict accepting such travel expenses may create. • You can accept occasional meals and entertainment provided by a vendor, supplier, client or other business partner, so long as there is a business purpose, the host is present, and the value is customary and reasonable. • Any gift, rebate or benefit outside of the policy must be approved in advance by the Conflicts Council (ConflictsCouncil@53.com). Gift: Anything of value for which the employee did not pay market value, including, but not limited to: goods; products; services; tickets to an event at which the vendor, supplier, client or other business partner providing the ticket is not present; free use of recreational real estate; and other discounts not generally available to other Fifth Third employees. Meals and entertainment: Food, beverages or other activities intended to promote or strengthen Fifth Third business, including, but not limited to: breakfast, lunch, dinner, drinks, golf outings, and sports or cultural events which a Fifth Third employee and the vendor, supplier, client or other business partner attend together.

Fifth Third Bancorp Code of Business Conduct & Ethics 34 Some lines of business may have more restrictive requirements related to gifts and entertainment. In such cases, supervisors are expected to communicate the additional requirements, and employees are expected to follow the more stringent standard. Applicable Policies to Reference: • Acceptance of Gifts, Meals and Entertainment Policy. 4.7.2 Giving Gifts and the Foreign Corrupt Practices Act There are times when it is appropriate to give gifts; however, there are many laws that regulate the giving of gifts, especially to government officials. You must comply with all laws regarding giving gifts. You also must never give a gift with the intent for it to influence a business decision. Commercial business entertainment provided by Fifth Third for suppliers or customers that is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment would include, for example, a lunch, dinner or occasional sporting or cultural event, or gifts of nominal value (approximately $100 or less). The Foreign Corrupt Practices Act (FCPA) and Canada’s Corruption of Foreign Public Officials Act, as well as other laws and regulations, prohibit companies and persons from offering money or “anything of value” to any foreign or domestic government official for the purpose of influencing that official. The consequences of violating the FCPA are extremely severe, including possible civil and criminal penalties for both Fifth Third and associated individual(s). In the United States, nothing of value may be provided to government personnel unless clearly permitted by law and any applicable regulation. Under the FCPA, so-called “facilitating payments” made in foreign countries to low-level government employees may be permissible in certain circumstances. Any such transaction or payment must be pre-authorized by Fifth Third’s Legal Department. Applicable Policies to Reference: • Ethics Guidelines for Gifts and Gratuities to Public Officials and Employees. • Travel and Entertainment Policy. 4.0 Avoiding Conflicts of Interest

Fifth Third Bancorp Code of Business Conduct & Ethics 35 4.8 Recommendation of Professionals or Products If a recommendation is requested from you in your capacity as a Fifth Third employee regarding professional services such as those offered by accountants, attorneys, investment bankers, real estate agents or insurance agents, or regarding products to be leased or purchased, you should not recommend any specific professional, supplier or product unless, in every case, you: 4.0 Avoiding Conflicts of Interest • Provide several professional or products recommendations based on results (if possible) without indicating any favoritism. • Are familiar with the work of all of the professionals you name and are satisfied that they are competent and ethical. • Believe that the recommendation will reflect positively upon Fifth Third. If you are requested to provide or serve as a reference for a vendor, please contact your Vendor Manager. Requests will be evaluated on a case by case basis, and must be approved by the LOB leader. Any references provided should never include any information related to pricing or key terms of the contractual agreements. You never should recommend a professional, supplier or product if you or a member of your immediate family receives personal benefits as a result of your recommendation. 4.9 Use of Suppliers, Vendors or Consultants You should avoid recommending or using your position to influence the use of a supplier, vendor or consultant if you or members of your immediate family receive any personal benefits as a result of our recommendation. A request for an exception may be submitted to the Conflicts Council (ConflictsCouncil@53.com).

Fifth Third Bancorp Code of Business Conduct & Ethics 36 4.10 Political Activities and Government Affairs We respect your right to engage in personal political activities, so long as they are legal and appropriate for your position at Fifth Third and do not involve Fifth Third time or resources (including, but not limited to, communication methods including email, client lists, stationery, facilities or supplies). You must ensure you represent yourself as an individual and not as a representative of Fifth Third in activities including, but not limited to, volunteering for a political campaign and making personal financial contributions. It is important that you also comply with any special guidance or laws that may apply to your line of business or your position with Fifth Third. 4.10.1 Running for Office Prior approval by the Conflicts Council (ConflictsCouncil@53.com) must be obtained before an appointment or nomination to any public office is accepted, or before you become a candidate for public office. The Conflicts Council will consider a variety of factors, including the level of interference with Fifth Third job responsibilities, compliance requirements and conflicts of interest (including alienation of customers). The Conflicts Council will not base a decision on the party affiliations of the potential candidate. You may not accept compensation for your service in public office. 4.10.2 Lobbying and Government Affairs Fifth Third participates in the public policy process through its Government Affairs program. The Government Affairs team is part of the Legal Department and implements advocacy strategies at all levels of government. Any meetings or lobbying activities with government officials on behalf of Fifth Third by employees outside of the government affairs team require pre-clearance and acknowledgment by our Government Affairs professionals. The only exception to this pre-clearance requirement is negotiations regarding specific contracts or other financial arrangements in the normal course of your work. 4.10.3 Fifth Third Bancorp Political Action Committee One aspect of Fifth Third’s government affairs program is the Fifth Third Bancorp Political Action Committee (PAC). The PAC is funded through voluntary contributions from eligible employees and offers those employees interested in supporting Fifth Third’s advocacy objectives with an approved means of doing so. 4.0 Avoiding Conflicts of Interest Q&A I am very involved in local politics and would like to volunteer on a friend’s campaign for a city office. Can I do this? You may volunteer personally so long as you do not use any Fifth Third resources or time, you are clear that you are not representing Fifth Third, and your participation does not conflict with any specific laws or guidelines that apply to your position or Line of Business.

Fifth Third Bancorp Code of Business Conduct & Ethics 37 4.10.4 Personal Political Contributions In general, you may make personal political contributions to candidates, parties and causes on your own behalf, so long as you do not violate legal or Fifth Third policy restrictions. If your job responsibilities involve soliciting municipal finance business or working with public entities, you are subject to additional restrictions and should consult with Securities Compliance prior to making political contributions. 4.10.5 Gifts and Entertainment for Public Officials Under the Honest Leadership and Open Government Act, gifts to members of Congress and congressional staff from individual federal lobbyists and the companies that employ or retain them generally are prohibited. Since Fifth Third employs registered lobbyists, this law is applicable to Fifth Third and our employees. Lobbyists and their employers must not give members of Congress or congressional staff gifts of any value, unless an exception to this prohibition applies. As this ban on gifts applies to the entire Bancorp, no Fifth Third employee may provide any gift of any value to members of Congress or their staff without prior authorization from Government Affairs. Applicable Policies to Reference: • Fifth Third Bancorp Government Affairs Policy. • Honest Leadership and Open Government Act Policy. 4.0 Avoiding Conflicts of Interest “You may make personal political contributions on your own behalf.”

Fifth Third Bancorp Code of Business Conduct & Ethics 38 4.11 Board Membership 4.11.1 Serving on For-Profit Boards Various laws prohibit certain corporate directorships and management positions or otherwise restrict corporate directorships. Such roles can pose risks and potential conflicts of interest for both the employee and the Bank. Accordingly, no Fifth Third employee may serve as a director of a publicly traded corporation or a large, privately held for-profit business (e.g., organizations with annual revenues over $25 million). Any request for an exception must be approved by the Conflicts Council (ConflictsCouncil@53.com). Even with such approval, you may not have lending authority or other relationship responsibility for such company or organization and you shall resign your participation or service if and when it is reasonably likely that such company or organization will default on any loan(s) from Fifth Third or will or has engaged in any other act or wrongdoing that would compromise your duty to Fifth Third. 4.11.2 Serving on Non-Profit Boards Fifth Third encourages employees to engage in volunteer work and responsible civic work. You may serve as an officer or board member of a nonprofit, family, community or charitable organization as long as it doesn’t present a conflict of interest or unduly interfere with your job responsibilities. In such a role, you should not participate in any discussions, decisions or votes regarding Fifth Third. If the organization is a Fifth Third client, you only may have check-signing authority if dual signatures are required. 4.0 Avoiding Conflicts of Interest Regardless of whether the organization for which you serve on the board is non-profit, publicly traded or privately held, you must adhere to the following guidelines: • You should not be the primary relationship manager assigned to the organization. • You should not participate in any discussions, decisions or votes regarding Fifth Third. • If the organization is a Fifth Third client, you may have checksigning authority only if dual signatures are required, and you may not transfer funds between accounts on behalf of the organization. • You should not solicit other employees or vendors on behalf of the organization (with the exception of activities sponsored by Fifth Third). Applicable Policies to Reference: • Contribution, Solicitation, Canvassing, & Distribution of Literature Policy in the Employee Policy Manual.

Fifth Third Bancorp Code of Business Conduct & Ethics 39 5.0 Protecting Fifth Third and Our Customers

Fifth Third Bancorp Code of Business Conduct & Ethics 40 5.0 Protecting Fifth Third and Our Customers 5.1 Protection and Proper Use of Bancorp Assets As part of your job, you have access to and use many types of resources owned by Fifth Third. You must use these resources only for legitimate business purposes and protect them from theft, loss, damage, waste or abuse. You also must ensure your use of any Fifth Third asset is properly authorized. Please remember that your work time also is considered to be a valuable Fifth Third resource. Limit personal activities during work time to avoid interfering with your productivity or that of others. You must not: • Take opportunities that are discovered through the use of Fifth Third property, information or positions. • Compete with Fifth Third. • Steal, embezzle or misappropriate money, funds or anything of value from Fifth Third or our customers. • Use Bancorp-owned assets for personal gain or advantage. • Remove Bancorp-owned assets from facilities unless you have your manager’s approval. • Use the corporate brand, logos, documents or the Fifth Third name for personal or commercial gain. • Misuse your internet, phone or email privileges. Fifth Third may monitor and inspect your use of electronic systems and resources to ensure productivity is not negatively impacted, that the integrity of the systems is maintained and that activities that could pose a risk to Fifth Third are avoided. You should have no expectation of privacy when using Bancorp-owned technology or communication platforms.

Fifth Third Bancorp Code of Business Conduct & Ethics 41 5.0 Protecting Fifth Third and Our Customers Bancorp-owned assets include, but are not limited to: • Customer lists or information. • Databases. • Intellectual property. • Reference materials. • Computer software or technology. • Innovations. • Files. • Records. • Data processing systems. • Furnishings. • Information about corporate or customer transactions. • Supplies or equipment. • Money and funds. • Reports. • The Bancorp’s private computer systems, including your email and your internet access. • Ideas. While employed by Fifth Third, all work that you produce is and shall remain the sole and exclusive property of Fifth Third. Even though information such as customer and prospect names, presentation materials, marketing materials, product information or business methods or processes may otherwise be available to the general public, it remains the property of Fifth Third. You shall have no personal rights to such information or products either during or after employment with Fifth Third. Any violation or abuse of the terms associated with the protection and proper use of Fifth Third assets subjects you to potential disciplinary action, up to and including termination of employment and potential legal action. Applicable Policies to Reference: • Fifth Third Bancorp Disclosure Council Guidelines. • Information Classification and Handling Standard. • Information Disclosure Policy for Employees, Officers and Directors in the Employee Policy Manual. • Electronic Communications Standard.

Fifth Third Bancorp Code of Business Conduct & Ethics 42 5.2 Maintaining Accurate Records and Accounts Business and financial records are critical to Fifth Third Bancorp’s operations. We rely on the integrity and accuracy of those records for both internal decision-making and for the benefit of our investors, government agencies, regulators and others to whom we report. It is imperative that all records and public communications, including, but not limited to, those filed or produced with the Securities Exchange Commission, are complete, fair, accurate, timely, clear and transparent. Fifth Third has a Disclosure Council and Disclosure Council Guidelines that govern filing and disclosures. Depending on your position with Fifth Third, you may be called upon to provide necessary information to assure that Fifth Third’s filings and public records meet these standards. You must be candid and accurate when providing information for these documents and never make false or misleading entries, and you must provide prompt, accurate answers to inquiries from the Disclosure Council or Fifth Third management related to Fifth Third’s filing and public disclosure requirements. 5.0 Protecting Fifth Third and Our Customers Q&A I was processing some loan paperwork for a customer and I noticed he didn’t initial one of the pages. I called him to let him know and he said he didn’t have time to come to the Bank, and asked me to sign for him because it was just an oversight. Can I fill in his initials in this situation? You may not fill in the customer acknowledgment fields. The process requires those fields to be initialed by the customer, and to violate this process jeopardizes the legal integrity of the document. It is critical that the Bank’s records are in complete compliance with all internal policies and legal requirements. Fifth Third Bancorp Code of Business Conduct & Ethics 42 “Business and financial records are critical to Fifth Third Bancorp’s operations.”

Fifth Third Bancorp Code of Business Conduct & Ethics 43 5.3 Information Security All employees are expected to be security conscious. Security consciousness is the state of being aware of the sensitivity of information and its protection needs. 5.3.1 Protecting Employee, Customer, Supplier and Other Confidential Information Any information not lawfully and publicly available needs to be protected. It is best to protect all information unless it has been publicly announced or otherwise disseminated in a way that does not breach any confidentiality or fiduciary duty. 5.0 Protecting Fifth Third and Our Customers Non-public or sensitive information includes, but is not limited to: • All oral and written communications and information relating to Fifth Third or our past, present or prospective customers, suppliers, shareholders or employees of Fifth Third. • Any work product that is generated while at Fifth Third, such as computer programs, technical or business process documentation and marketing materials not yet released. • Financial information, including results, budgets, business plans and projections. • Information on potential mergers, acquisitions, investments or divestitures. • Information regarding employees, including salary and personal information. • Information that is intended solely for internal use, such as email distribution lists and internal memos. • Information about our vendors or outsourced products and services. It is important to understand and comply with all laws, regulations and Fifth Third policies that restrict using, disclosing, retaining, accessing or destroying information that needs to be protected. Information Access Access to sensitive information must be based on a legitimate business need. Only access the information needed to perform your job. Any unauthorized access, update or use of Fifth Third systems or data is prohibited.

Fifth Third Bancorp Code of Business Conduct & Ethics 44 Public kiosks or workstations, such as those found in airports, hotels and libraries, must not be used for remote access to sensitive information. Protect your user-name or user-ID and password, as it is the means of gaining access to Fifth Third information. You are responsible for activities tied to your user-ID. Applicable Policies to Reference: • Acceptable Use Policy in the Employee Policy Manual. • Information Classification and Handling Standard. 5.3.2 Information Disclosure Managing Information It is important to ensure the accuracy, completeness and proper maintenance of records, data and any information that Fifth Third owns, creates, collects, uses and manages. 5.0 Protecting Fifth Third and Our Customers Q&A I receive an important monthly report that is often late because the employee who generates it is very busy. She offered me her password to the reporting system so that I could get my own reports when I need them. Is this acceptable? You may not use another employee’s credentials for access to a system. If you have a business need for access to a certain system, you should submit an access request. Proper information management includes: • Following Fifth Third’s Information Disclosure Policy, which deals with the handling of information about Fifth Third and partner companies, as well as trading in stock and other securities. • Understanding how long to keep information; especially that which relates to a pending, threatening or foreseeable investigation audit, regulatory examination or legal proceeding. • Implementing the correct manner to dispose of information. • Protecting your workspace. Conceal sensitive information and lock (password protect) your computer when away from your desk. • Ensuring the identity of the receiving party when making or receiving phone calls. • Being cognizant of eavesdroppers and others present when a speakerphone is used. • Never leaving sensitive data on answering machines. • Becoming familiar with the Information Classification and Handling Standard, Retention and Destruction Standard and Clean Workspace Guidance.

Fifth Third Bancorp Code of Business Conduct & Ethics 45 Be aware The information entrusted to us has value to cyber criminals. Don’t put this information at risk. • Maintain information security in your workspace, following the Clean Workspace Guidance. • Be suspicious of external email messages, especially those with attachments and links. • Never provide your password, username or account number, even if the source appears to be legitimate. • Provide information to individuals based only on their need to know. • Question suspicious activity in your work area. • Report suspicious emails, phone calls or text messages using the resources listed on Page 7. 5.3.3 Photographing and Recording Taking pictures or making audio recordings on Fifth Third premises, unless authorized, is prohibited. This includes unauthorized recording of conversations with employees or customers without their knowledge or permission. Employees should have no expectation of privacy with regard to calls and emails using Fifth Third systems. Employee calls and emails may be monitored or recorded at any time. Photographing any customer information, unless approved by Bank Protection or legal representatives, is prohibited. Applicable Policies to Reference: • Information Disclosure Policy for Employees, Officers and Directors in the Employee Policy Manual. 5.0 Protecting Fifth Third and Our Customers

Fifth Third Bancorp Code of Business Conduct & Ethics 46 5.4 Records Retention and Legal Hold Fifth Third Bancorp is required to maintain certain records to meet our legal, tax and regulatory requirements. Employees are responsible for adhering to the Records Retention Policy and securely disposing of records no longer needed. If there is a situation in which you are notified that your documents are put on “legal hold,” you are required to comply and abide by the notification. Applicable Policies to Reference: • Record Retention Policy. • Document Data Preservation and Litigation Hold Policy. 5.5 Leaving Fifth Third When your employment with Fifth Third ends, you still have continuing obligations to the Bancorp. These include: • Returning all Bancorp property and sensitive information. • Maintaining the confidentiality of Fifth Third information, as well as the information of those individuals and companies that do business with us. • Adhering to any contractual agreements with Fifth Third, including non-disclosure, non-solicitation or other legal obligations. • Refraining from buying or selling securities while in the possession of material non-public information. • Assisting with investigations, litigation and protection of Fifth Third intellectual property. Applicable Policies to Reference: • Fifth Third Bancorp Enterprise Information Wall Policy. • Enterprise Insider Trading and Ethical Investing Policy. 5.0 Protecting Fifth Third and Our Customers Q&A A former Fifth Third co-worker now works for another bank. I received some documents from someone else at the same bank that are almost identical to a project my former co-worker had worked on at Fifth Third. Should I let someone know? It’s possible that the information you received is the intellectual property of Fifth Third, which employees must leave with the Bancorp when their employment ends. You should contact Information Security or Fifth Third’s EthicsLine (877-FOR-5353 or 53.alertline.com) so that the situation can be looked into appropriately.

Fifth Third Bancorp Code of Business Conduct & Ethics 47 6.0 Ensuring Responsible Communications About Fifth Third

Fifth Third Bancorp Code of Business Conduct & Ethics 48 One of our highest priorities at Fifth Third is ensuring that information conveyed about the Bancorp is accurate, consistent with our official views and our Core Values, and is communicated by employees who are authorized to speak on our behalf and are fully trained and qualified to do so. Only authorized spokespeople are permitted to communicate on behalf of Fifth Third in any public forum. In addition to traditional media such as broadcast and print, this includes conferences, social media, online forums, blogs, message boards and other webbased channels. Additionally, any external requests for statements of support or endorsements, or to complete surveys on behalf of the Bancorp, should be reviewed by the Public Position Council, via the External Requests for Statements of Support Process form located on the Employee Center. This ensures consistency of message, protection of Fifth Third’s brand and reputation and adherence to applicable laws and regulations. Applicable Policies to Reference: • Communication with Outside Agencies and the Press Policy in the Employee Policy Manual. 6.1 Representing Fifth Third There are exceptions to this policy, including representing Fifth Third at an industry trade conference or a similar setting. Appearances must be approved first by your manager, and then by Corporate Communications. In addition, all prepared materials such as presentation slides or speech scripts must be reviewed in advance by Corporate Communications. Material will be reviewed for brand integrity as well as for permissible information disclosure. Corporate Communications will provide these materials for review to the Bancorp’s Disclosure Council for editing and for approval from legal and compliance representatives. Any comments made about Fifth Third during the actual event must follow all Bancorp policies, and if personal observations are made, it must be clear that the views expressed are not those of Fifth Third. 6.2 Media Inquiries All media inquiries seeking comment or information from Fifth Third, without exception, must be forwarded to Corporate Communications. These may be forwarded to individuals in Corporate Communications at the Bancorp level or an authorized individual such as a regional communications manager. Corporate Communications is the only function authorized to initiate contact on behalf of Fifth Third. This ensures consistency of messaging and that all communications are made in full compliance with all applicable laws and regulations. Q&A I’ve been invited to a local college to give a banking presentation to a class. Do I need to request approval to do this? Before any appearance at which you are representing Fifth Third, you must have the approval of your manager and Corporate Communications (a list of contacts is available on the Corporate Communications ILP). If approved, Corporate Communications will need to review any materials or notes prior to your presentation. 6.0 Protecting Fifth Third and Our Customers

Fifth Third Bancorp Code of Business Conduct & Ethics 49 6.3 Social Media Social media has become a critical communication channel for Fifth Third, both to address customer needs and inquiries and to provide information during a crisis. It is important that our social media use contributes positively to our image. If you utilize Fifth Third’s information systems or networks, or if your social media content refers to Fifth Third or the Bank’s interests, then you should ensure that you adhere to the guidelines outlined in the Social Media Use Policy, such as: 6.0 Protecting Fifth Third and Our Customers • Making necessary disclosures, including your employee status, when referring to Fifth Third matters. • Not disclosing internal-use, restricted or confidential information, including information about other employees, customers, vendors or business partners. • Obtaining permissions for photos or material protected as intellectual property. • Being truthful, accurate and respectful. Only authorized employees may respond to negative comments about Fifth Third or our employees. Please note that there may be additional rules applicable to Bank-sponsored social media use, so authorized employees should review the Social Media Use Policy. You are expected to use good judgment concerning personal use of social media on your own device in the workplace. This includes: • Avoiding excessive use of social media during work hours, or that interferes with productivity. • Being mindful that others around you may also be able to view your online activity, and exercising care in avoiding content that is inappropriate for the workplace. • Ensuring that Fifth Third’s identity, brand, integrity and reputation are not negatively impacted by your social media content. Do not post photographs of other employees without obtaining their consent. Be aware that personal use is subject to Fifth Third’s Code, policies and standards, including anti-discrimination, harassment and retaliation. Nothing in this Code shall be construed as prohibiting any conduct, including concerted activity, protected by law.

Fifth Third Bancorp Code of Business Conduct & Ethics 50 Applicable Policies to Reference: • Social Media Use Policy in the Employee Policy Manual. • Communication with Outside Agencies and the Press Policy in the Employee Policy Manual. • Acceptable Use Policy in the Employee Policy Manual. • Information Disclosure Policy for Employees, Officers and Directors in the Employee Policy Manual. 6.0 Protecting Fifth Third and Our Customers Q&A I’d like to post some information about a new Fifth Third product through my personal Facebook account, because I think many of my friends would be interested. Since the product is publicly available, is this acceptable? Employees are generally discouraged from making personal posts about Fifth Third products or services. Fifth Third has designated corporate social media accounts and authorized users who are familiar with regulatory guidance concerning online marketing activities. In this situation, it might be best to direct your friends to the product information available online. “Fifth Third seeks to ensure that our identity, brand, integrity and reputation are protected and advanced.”

Glossary Antitrust Laws: Laws and statutes that protect consumers from predatory business practices, by promoting fair competition. Bribery: Offering, promising or soliciting anything of value in exchange for preferential treatment or special favors, or to influence the actions of a person in charge of an official process. Confidential Information: Information that is not appropriate for broad or indiscriminate distribution. If disclosed, confidential information could reduce the Bank’s competitive advantage or cause damage to the image or financial standing of the Bank, a business partner, employee, or customer. Conflict of Interest: An outside interest or relationship that could interfere, or appears to interfere, with an employee’s Fifth Third responsibilities. Currency Transaction Report: A report U.S. financial institutions are required to file with FinCEN for each deposit, withdrawal, exchange of currency, or other payment or transfer, by, through, or to the financial institution involving a currency transaction of more than $10,000. Customer Complaint: Any unwritten or escalated verbal communication stating that something is unfair, unsatisfactory or unacceptable, or that notes the consumer is dissatisfied in regard to a product, service, location or employee. Derivatives: A security with a price that is dependent upon or derived from one or more underlying assets. Its value is determined by fluctuations in the underlying asset. Discrimination: Treating an employee unfairly or differently from others, based on a group or category the employee is perceived to belong to, including (but not limited to): race, color, national origin or ancestry, religion, physical or intellectual disability, sexual orientation, gender identity, etc. Family Member: Any relative or step-relative as distant as a first cousin, including spouses, former spouses, fiancées or fiancés, domestic partners, inlaws and those living in your household. Fraud: Wrongful or criminal deception intended to result in financial or personal gain. Gift: Anything of value for which the employee did not pay market value, to include, but not limited to: goods; products; services; tickets where the vendor, supplier, client or other business partner providing the ticket is not present; free use of recreational real estate; and/or other discounts not generally available to other Fifth Third employees. Government Official: Any officer, employee, or agent of: any government agency, department or body; any government-controlled entities; any international organizations; or any political parties or candidates. Harassment: Actions or behavior that create a hostile or intimidating work environment. Incentive Gaming: Unethically manipulating a pay-forperformance system to “earn” the compensation or benefit, without actually achieving the target. Information Management: Handling, transmitting, storing, and securing information related to Fifth Third in compliance with internal procedures and policies. Intellectual Property: Any products or ideas resulting from a thought, including but not limited to: information, ideas, work products, processes, techniques, patents, copyrights, trademarks, trade secrets, reports, data, etc. Material Non-Public Information: Any information that has not been made public that a reasonable investor would consider important in making an investment decision. Meals and Entertainment: Food, beverages or other activities intended to promote or strengthen Fifth Third business, to include, but not limited to: breakfast, lunch, dinner, drinks, golf outings, and/or sports or cultural events where a Fifth Third employee and the vendor, supplier, client or other business partner attend the activity together. Money Laundering: Attempting to conceal illegallyobtained money by making it appear legal, usually through a series of complex transfers. Proprietary Information: Information unique to Fifth Third that may provide a competitive advantage and should be kept confidential. Retaliation: Taking adverse actions against someone in response to their report of a violation of the Code of Business Conduct & Ethics, an internal policy or some other concern. Securities: Tradable financial assets, such as stocks, bonds, debentures, options, partnership interests, and other equity or debt interests. Self-Dealing: When an employee conducts business or requests that another employee conduct business in a manner that places the employee’s personal interests above the interests of Fifth Third, regardless of whether the Fifth Third employee receives monetary benefit. Social Media: Websites, applications, or electronic forums that allow users to create and share content and interact electronically. Fifth Third Bancorp Code of Business Conduct & Ethics 51

Fifth Third Bancorp Code of Business Conduct & Ethics 52 Any material waivers of this Code for executive officers or directors of Fifth Third Bancorp may be made only by the Board of Directors of Fifth Third upon the recommendation of the Audit Committee; waivers will be publicly disclosed as required by SEC or NASDAQ rules. Any waivers of this Code for other employees may be made by the Conflicts Council as outlined in the Code. Waiver of a specific provision of this Code with respect to an individual shall not operate as a waiver of that individual’s compliance with other requirements of this Code. 1) Nothing in this Code or any other Fifth Third agreement or policy is intended to prohibit or restrict you from participating in, testifying, or assisting in any investigation, hearing, whistle blower proceeding, or filing a complaint with any federal, state, or local government agency or commission, including providing documents or other information without notice to Fifth Third. 2) If a report is made against and employee and the investigation is substantiated, prompt and corrective action will be taken, up to and including termination of employment. Revised September 2019